Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Blvd.

Elk Grove Village, IL 60007
847/439-2210

COMPANY CONTACT:	MEDIA CONTACT:
James M. Froisland	Katie Wood
Senior Vice President, Chief Financial Officer,	Edelman
Chief Information Officer and Corporate Secretary	312-240-2827
847-718-8020

FOR IMMEDIATE RELEASE

FRIDAY, MAY 11, 2007

Material Sciences Announces Fourth Quarter and Fiscal 2007 Results

ELK GROVE VILLAGE, IL, MAY 11, 2007 – Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for acoustical and coated applications, today reported results for the fourth quarter and year ended February 28, 2007.

Net sales for fiscal 2007 were $262.6 million, a decline of 8.4 percent from $286.6 million in fiscal 2006. Income from continuing operations was $6.1 million, or $0.42 per diluted common share, compared with $7.2 million, or $0.49 per diluted common share, in the prior year.

“Weakness in the North American automotive industry and housing market negatively impacted sales, especially during the second half of fiscal 2007,” said Clifford D. Nastas, chief executive officer for Material Sciences. “We expect that reduced production at the domestic automakers will continue to affect our sales through the first half of fiscal 2008.

“We are intensely focused on diversifying our customer and product base to reduce our dependence on the domestic automotive industry. We are also driving cost out of the business and increasing operational efficiency to improve our competitive position and overall profitability in the face of sluggish automotive demand.

“We strengthened our technical expertise and solutions-marketing capabilities during the year, opening the Application Research Center in Michigan in June 2006 and completing the expansion of the European Application Development Center in January 2007. These state-of-the-art facilities enable us to showcase the value of our acoustical products to both new and existing customers and significantly improve our ability to introduce Quiet Steel® into new applications. We are now better positioned than any of our competitors to solve complex noise and vibration problems for our customers around the globe,” Nastas said.

Fiscal 2007 Review

In the first quarter of 2007, the Company began reporting sales for two types of applications, acoustical and coated, to better reflect the Company’s business mix.

Sales of acoustical materials, which are primarily to automotive and disk drive manufacturers, decreased 11.9 percent to $130.5 million in fiscal 2007 from $148.0 million in fiscal 2006. This sales decrease was consistent with the production decreases experienced by Material Sciences’ largest customers in the domestic automotive industry. According to industry statistics, production of cars and light trucks containing Quiet Steel® declined an average of 11 percent, with the production of some platforms down more than 20 percent. While the Company enjoyed the launch of several new acoustical programs in fiscal 2007, the volume associated with these programs was not significant enough to offset the decline in automotive production.

Sales of body panel laminate decreased 9.1 percent, to $73.0 million in fiscal 2007 from $80.3 million in the prior year, primarily due to the aforementioned softness in the North American automotive industry. Overall brake sales declined 7.7 percent in fiscal 2007 to $34.9 million from $37.9 million in the prior year due to industry weakness and inventory adjustments at our largest customers. These negative trends were partially offset by 39 percent growth in our European brake business. Disk drive sales decreased 57.6 percent to $3.1 million in fiscal 2007 from $7.3 million in the comparable period due to a change in design methodology at the Company’s largest customer in this sector.

Sales of coated materials decreased 4.6 percent to $132.1 million in fiscal 2007 from $138.6 million in fiscal 2006. The change was mainly due to a decrease in appliance sales resulting from the loss of a significant film laminate customer during the year. Additionally, two significant customers moved the production of certain appliances from the United States to Mexico, which also affected sales. Higher gas tank and lighting sales partially offset the decline. Gas tank sales increased 12.8 percent to $41.0 million in fiscal 2007 from $36.3 million in fiscal 2006. The growth is primarily due to higher sales volume, a change in the product formulation, and the full-year impact of the change in the pricing model to a package basis from a toll basis, in which the cost of metal is now included in the sales price with little or no associated profit. New business caused lighting sales to increase by 66.2 percent to $6.6 million in fiscal 2007 from $4.0 million in fiscal 2006.

As a result of the decline in sales, particularly the decrease in sales of higher-margin acoustical products, gross profit in fiscal 2007 decreased by 17.8 percent to $41.7 million from $50.7 million in the prior year. Gross margin was 15.9 percent in fiscal 2007 versus 17.7 percent in fiscal 2006. Increases in the cost of raw materials and decreases in the Company’s sales price to certain customers also impacted gross profit. These negative trends were partially offset by operational efficiencies resulting from Material Sciences’ quality initiatives, which reduced costs by $6.5 million, and the overall cost of non-conformance as a percentage of sales improved 30 percent in fiscal 2007.

Selling, general and administrative expenses were $33.7 million in fiscal 2007 compared with $36.7 million in the prior year, primarily due to a decrease in legal, consulting and professional fees of $1.8 million, the collection of a $0.3 million account receivable in fiscal 2007 that had been previously written off, and environmental expenses of $0.5 million recorded in fiscal 2006 that did not recur this period.

Fourth Quarter Results

For the three months ended February 28, 2007, net sales declined 8.5 percent to $58.9 million from $64.4 million in the fourth quarter of fiscal 2006. Gross profit declined by 17.8 percent to $7.9 million during the quarter from $9.5 million in the fourth quarter of 2006, as continued weakness in the North American automotive industry impacted sales of acoustical products.

In the fourth quarter, the Company settled disputes with two suppliers concerning defective materials and recorded an after-tax recovery of costs of $1.0 million. The Company recognized $0.3 million in other income from interest and joint ventures during the fourth quarter compared with $0.1 million in other income in the comparable period, primarily due to interest on a state tax refund. It also recorded tax benefits of $1.1 million this quarter versus a provision for income taxes of $1.0 million in the comparable period, primarily due to research and development tax credits of $0.9 million. Income from continuing operations was $1.3 million for the fourth quarter, equivalent to $0.09 per diluted share, compared to a loss of $0.7 million, equivalent to $0.05 per diluted common share, in the prior year.

Remaining Material Weakness Remediated

During fiscal year 2007, the Company employed significant resources to address the material weakness over financial reporting related to accounting for income taxes, which was disclosed in its annual report on Form 10-K/A for the fiscal year ended February 28, 2006. The Company tested the effectiveness of the newly implemented controls and found them to be operating effectively to reduce to a remote likelihood the possibility of a material misstatement. Management has concluded that, as of February 28, 2007, the material weakness over financial reporting related to accounting for income taxes has been remediated.

Conference Call

Material Sciences will host a conference call to review the fourth quarter and fiscal 2007 results on Friday, May 11, 2007, at 9:00 a.m. Central Time. Clifford D. Nastas, chief executive officer, and James M. Froisland, senior vice president, chief financial officer, chief information officer and corporate secretary, will discuss the Company’s recent financial performance and respond to questions from the financial community.

The Company invites interested investors to listen to the presentation, which will be carried live on the Internet at the Company’s Web site: http://www.matsci.com and at www.investorcalendar.com. A replay of the call will be available on the site for the following 30 days. Those who wish to listen should go to the Web site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. The Company’s stock is traded on the New York Stock Exchange under the symbol MSC.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: impact of changes in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors, including domestic and foreign competition for both acoustical and coated applications as well as changes in industry capacity; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974 and the proposed gross revenue tax legislation in the State of Illinois); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the Company’s products; acts of war or terrorism; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America, Asia and Europe; the continued successful operation of the Application Research Center in Michigan and the Application Development Center in Europe; increases in the prices of raw and other material inputs used by the Company, as well as availability; the loss, or changes in the operations, financial condition or results of operations, of one or more of the Company’s significant customers; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the Company’s past and present manufacturing operations; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 28, 2006, filed with the Securities and Exchange Commission on May 19, 2006 and as amended on May 23, 2006 and the Company’s quarterly report on Form 10-Q for the quarter ended November 30, 2006, filed with the Securities and Exchange Commission on March 19, 2007.

Additional information about Material Sciences is available at www.matsci.com.

MATERIAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended February 28,		Fiscal Year Ended February 28,
	2007	2006	2007	2006
Net Sales	$58,897	$64,375	$262,627	$286,614
Cost of Sales	51,046	54,826	220,901	235,882

Gross Profit	7,851	9,549	41,726	50,732
Selling, General and Administrative Expenses	7,924	9,293	33,669	36,655
Restructuring Expenses	—	(30)	592	218

Income (Loss) from Operations	(73)	286	7,465	13,859

Other (Income) and Expense:
Interest (Income) Expense, Net	(219)	(66)	(728)	(58)
Equity in Results of Joint Venture	(52)	(25)	(145)	(196)
Other, Net	2	(6)	(97)	(6)

Total Other Income, Net	(269)	(97)	(970)	(260)

Income from Continuing Operations Before Provision (Benefit) for Income Taxes	196	383	8,435	14,119
Provision (Benefit) for Income Taxes	(1,131)	1,046	2,311	6,918

Income (Loss) from Continuing Operations	1,327	(663)	6,124	7,201
Loss on Discontinued Operations (Net of Benefit for Income Taxes of $0, $2, $0 and $1,228, Respectively)	—	(2)	—	(1,997)

Net Income (Loss)	$1,327	$(665)	$6,124	$5,204

Basic Net Income (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.09	$(0.05)	$0.42	$0.49
Loss on Discontinued Operations	—	—	—	(0.14)

Basic Net Income (Loss) Per Share	$0.09	$(0.05)	$0.42	$0.35

Diluted Net Income (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.09	$(0.05)	$0.42	$0.49
Loss on Discontinued Operations	—	—	—	(0.14)

Diluted Net Income (Loss) Per Share	$0.09	$(0.05)	$0.42	$0.35

Weighted Average Number of Common Shares Outstanding Used for Basic Net Income (Loss) Per Share	14,531	14,703	14,616	14,661
Dilutive Shares	7	—	6	29

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	14,538	14,703	14,622	14,690

MATERIAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	February 28, 2007	February 28, 2006
Assets
Current Assets:
Cash and Cash Equivalents	$11,667	$13,600
Receivables, Less Reserves of $4,020 and $5,264, Respectively	48,121	36,419
Income Taxes Receivable	1,665	2,687
Prepaid Expenses	1,168	1,234
Inventories	42,174	40,058
Deferred Income Taxes	2,204	2,599
Current Assets of Discontinued Operation—EMD	—	4

Total Current Assets	106,999	96,601

Property, Plant and Equipment	245,570	233,606
Accumulated Depreciation and Amortization	(170,666)	(160,468)

Net Property, Plant and Equipment	74,904	73,138

Other Assets:
Investment in Joint Venture	2,363	2,153
Goodwill	1,319	1,319
Deferred Income Taxes	1,592	813
Other	192	544

Total Other Assets	5,466	4,829

Total Assets	$187,369	$174,568

Liabilities
Current Liabilities:
Accounts Payable	$39,251	$30,492
Accrued Payroll Related Expenses	5,414	5,877
Accrued Expenses	7,114	5,896
Current Liabilities of Discontinued Operation—EMD	—	467
Current Liabilities of Discontinued Operation—Pinole Point Steel	66	216

Total Current Liabilities	51,845	42,948

Long-Term Liabilities:
Other	9,191	9,748

Total Long-Term Liabilities	9,191	9,748

Commitments and Contingencies

Shareowners' Equity
Preferred Stock	—	—
Common Stock	381	378
Additional Paid-In Capital	79,171	78,573
Treasury Stock at Cost	(48,757)	(46,528)
Retained Earnings	94,255	88,131
Accumulated Other Comprehensive Income	1,283	1,318

Total Shareowners' Equity	126,333	121,872

Total Liabilities and Shareowners' Equity	$187,369	$174,568

MATERIAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Year Ended February 28,
Cash Flows From:	2007	2006
Operating Activities:
Net Income	$6,124	$5,204
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Depreciation, Amortization and Accretion	10,919	11,526
Provision for Deferred Income Taxes	36	6,144
Compensatory Effect of Stock Plans	94	(67)
Tax Benefit of Stock Options	—	125
Loss on Disposal of Assets	114	106
Other, Net	(145)	(196)
Changes in Assets and Liabilities:
Receivables	(11,493)	2,715
Income Taxes Receivable	671	(2,678)
Prepaid Expenses	74	(37)
Inventories	(1,890)	1,176
Accounts Payable	10,854	1,909
Accrued Expenses	1,052	(6,657)
Other, Net	(1,259)	(141)

Net Cash Provided by Continuing Operations	15,151	19,129
Net Cash Provided by (Used in) Discontinued Operations	(613)	1,147

Net Cash Provided by Operating Activities	14,538	20,276

Investing Activities:
Capital Expenditures	(14,707)	(8,449)

Net Cash Used in Investing Activities	(14,707)	(8,449)

Financing Activities:
Payments of Long-Term Debt	—	(20,100)
Proceeds under Line of Credit	—	19,000
Purchases of Treasury Stock	(2,229)	—
Issuance of Common Stock	424	1,114
Excess Tax Benefits From Stock Compensation	83	—

Net Cash Used in Financing Activities	(1,722)	14

Effect of Exchange Rate Changes on Cash	(42)	(15)

Net Increase (Decrease) in Cash	(1,933)	11,826
Cash and Cash Equivalents at Beginning of Period	13,600	1,774

Cash and Cash Equivalents at End of Period	$11,667	$13,600